Exhibit 10.17

D-Novo Therapeutics, Inc.

28202 Cabot Road, Suite 200

Laguna Niguel, CA 92677

December 11, 2001

Bradford S. Goodwin

Dear Brad:

I am pleased to offer you the position of Chief Executive Officer for D-Novo Therapeutics effective December 15, 2001, reporting to the Board of Directors. The position of President and Chief Medical Officer, which is simultaneously being offered to John Curd, will report to the Chief Executive Officer position. The Company will be located in the San Francisco area.

Your base compensation will be $275,000 per year. Your annual bonus opportunity will be 25% of your base compensation ($68,750) based upon performance objectives to be mutually agreed upon. You will be issued an option to purchase up to 4.25% of the Common Stock of the Company with vesting over a four-year period subject to approval by the Board of Directors. The 4.25% will be calculated after the Company’s Preferred Series A-2 closes in the first quarter of 2002. It is anticipated that the shares authorized and issued at that time will be 12,800,000 (including the option pool). You may also purchase $100,000.00 worth of the Company’s Preferred Series A-2 stock at the Preferred Series A-2 price, which price is anticipated to be $1.7$. A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after Board approval.

D-Novo-will also provide a severance package of Six (6) months’ salary if D-Novo terminates your employment without cause.

You will be entitled to twenty (20) days vacation each year, accruing on a monthly basis, one (1) personal day and eight (8) holidays. You will be eligible for fringe benefits established by the Company and approved by the Board.

The Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of the

Company subject to your providing the Company with appropriate substantiation in accordance with Company policy.

Upon commencement of your employment, you and the Company will execute a Patent, Copyright and Non-disclosure Agreement and such other agreements as set forth in the Employee Handbook. Your employment is at will, which means that either you or the Company may terminate it at any time, with or without cause for any reason or no reason what so ever.

Brad, this is a very exciting opportunity to build a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign where indicated below and return to me no later than December 15, 2001.

Sincerely,

/s/ Eckard Weber
Eckard Weber, M.D. CEO and President

Agreed and accepted:

/s/ Bradford S. Goodwin
Bradford S. Goodwin

12/12/01
Date